LCC Contact:
Kenny Young, Chief Marketing Officer
kenny_young@lcc.com
+1.703.873.2075

LCC International Receives Anticipated Notice from NASDAQ due to Delay in Filing Form 10-K

MCLEAN, VA — April 5, 2007 — LCC International, Inc. (NASDAQ: LCCI), today announced that, as expected, and in accordance with Nasdaq rules relating to the delay in filing a Form 10-K, it has received the Nasdaq Staff Determination notice stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed with Nasdaq its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Form 10-K”).

LCC has requested and been granted a hearing for its appeal of this notice before the Nasdaq Listing Qualification Panel. The Company’s common stock will remain listed on the Nasdaq Global Market pending the outcome of the Panel’s decision. The Company cannot provide any assurances that the Panel will grant its request for continued listing on The Nasdaq Global Market.

As previously announced, LCC was unable to file its Form 10-K with the SEC by the prescribed date due to the need for additional time to complete assessment of the effectiveness of the Company’s internal controls over financial reporting, for the Company’s auditors, KPMG LLP, to complete the required testing and review procedures with respect to such internal controls in accordance with Section 404 of the Sarbanes Oxley Act of 2002, and to complete any other remaining items necessary for filing the Form 10-K. The Company still expects that all items necessary for filing the Form 10-K will be completed no later than April 30, 2007.

About LCC International, Inc.
LCC International is the recognized leader in providing wireless voice and data turn-key services to the telecommunications industry. The Company’s service offering includes network services, business consulting, tools-based solutions; and training through its world-renowned Wireless Institute. The Company has worked with all major access technologies (including UMTS, EV-DO, HSDPA and WiMAX) and has participated in the success of some of the most sophisticated wireless systems in the world. LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. The Company brings local knowledge and global capabilities to its customers, offering innovative solutions, insight into cutting-edge developments and delivering solutions that increase business efficiencies. News and additional information are available at www.lcc.com

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include those relating to the Company’s planned appeal of the Staff’s determination to the Nasdaq Listing Qualifications Panel and the possible delisting of LCC’s common stock from The Nasdaq Global Market. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to risks associated with international operations, challenges and costs arising from integration of new operations and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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